UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 31, 2006

ARTISTdirect, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30063	95-4760230
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)

1601 Cloverfield Boulevard, Suite 400 South
Santa Monica, California		90404-4082
(Address of Principal Executive Offices)		(Zip Code)

(310) 956-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

Effective December 31, 2006, ARTISTdirect, Inc., a Delaware corporation (the “Registrant”), terminated the independent contractor agreement dated November 28, 2006 by and between the Registrant and Nicholas Turner (the “Contractor Agreement”).  The Contractor Agreement was entered into by the parties in order to provide for Mr. Turner’s temporary continued services following his resignation as the Registrant’s Vice President, Business Development, effective August 31, 2006.  The original term of the Contractor Agreement was for a period of eight months, commencing on September 1, 2006;  provided, that, the Registrant maintained an option to terminate the Contractor Agreement as of December 31, 2006 by making a one-time cash payment to Mr. Turner of $30,000 in the aggregate (the “Early Termination Option”).  The Contractor Agreement provided for a base fee of $12,500 for the first four month period of the term (comprised of $5,000 in cash and $7,500 in the form of a loan, which shall be forgiven on April 30, 2007 if Mr. Turner complies with the provisions of certain covenants not to compete or solicit) and $7,500 per month during the second four month period of the term, as well as certain bonus and commission amounts on the achievement of specified milestones. The Registrant elected to exercise its Early Termination Option under the Contractor Agreement and has made a one-time cash payment to Mr. Turner in the amount of $30,000.  No further amounts are owed by the Registrant to Mr. Turner under the terms of the Contractor Agreement.  A complete copy of the Contractor Agreement is contained in a Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on November 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISTdirect, Inc.
(Registrant)

Date: January 3, 2007	By:	/s/ ROBERT N. WEINGARTEN
	Name:	Robert N. Weingarten
	Title:	Chief Financial Officer